EXHIBIT 10.5

Quepasa Marketing Services Letter of Agreement

April 14, 2010

Mr. Alonso Ancira
Chairman of the Board
AHMSA
Campos Eliseos No. 29 Piso 8
Col. Polanco, C.P. 11580
Mexico, DF

Dear Mr. Ancira,

Quepasa Corporation (“Quepasa”) is pleased to have been engaged to implement a marketing program for Altos Hornos de Mexico (“Client”), and we are looking forward to working with you and your team. This letter sets for the principle terms and conditions (the “Agreement”) governing our ongoing relationship and will be effective as of the date hereof.

1.	Work and Fees
Quepasa has agreed to conceive, plan and execute the marketing program more specifically described in Exhibit A attached hereto (the “Program”). Quepasa will bill for its work according to the timeline and fee schedule provided in Exhibits B and C. If we need to bill beyond this to execute elements of the Program, we will secure approval in writing signed by both parties before any such work is performed. Any work we perform outside the scope of the Program will be subject to additional charges, which shall be agreed to in writing signed by both parties before any such work is performed.

2.	Third-Party Charges
During our engagement Quepasa may recommend retaining third-party vendors.  The retention of all third-party vendors will require the Client’s prior written approval and ensuing expenses will be passed through without mark-up to the Client.

3.	Invoices & Payment
All invoices are due and payable within ten (10) business days of the invoice date and those more than thirty (30) days overdue will be subject to an automatic bookkeeping charge of five percent (5%) per month. If your accounts receivable ever exceeds forty-five (45) days from the invoice date, Quepasa retains the right to cease all work being performed for the Client.

4.	Term
The Agreement shall be effective as of the date hereof and cover work performed by Quepasa for the Client from April 14, 2010 through April 13, 2011 (the “End Date”), unless terminated sooner according to the provisions below.  The “Term” shall be the actual period covered by the Agreement.  Either party may terminate the Agreement prior to the End Date for any reason or no reason with thirty (30) days prior written notice to the other party (“Termination Notice”), which thirty-day period will begin on the date that the Termination Notice is received.  The parties may only agree to extend the Term beyond the End Date pursuant to a writing signed by both parties.

5.	Press
The Client agrees to participate in press releases to announce its engagement with Quepasa, as well as individual marketing initiatives therein. Quepasa will bear all the costs for the press releases.

6.	Warranties
Quepasa disclaims all express and implied warranties and does not make any guarantees regarding the success of the Program or any other work we perform for the Client.  The Client acknowledges and agrees that no statements made by Quepasa may be construed as a promise or guarantee of success.

7.	Indemnification
The Client shall, at its own cost and expense, indemnify and hold harmless Quepasa, their affiliates, and their officers, directors and employees from and against any and all liability, cost, loss, damage, injury or expense, including reasonable attorneys' fees, arising in connection with any third-party claim resulting from the Program cleared and approved by Client.

8.	General
This Agreement will be governed by and construed with the laws of the State of California, without regard to or application of conflicts of laws or principles. This Agreement is the complete and exclusive understanding and agreement between the parties regarding its subject matter, and supersedes all proposals, understandings or communications between the parties, oral or written, regarding its subject matter.

If the terms described above are acceptable to you, please so indicate by signing both of the enclosed copies of this letter and returning one of them to Quepasa.   Please retain the other signed original of this Agreement for your records.

We look forward to working with Altos Hornos de México and to a long and mutually rewarding relationship.

Sincerely,

John Abbott
CEO
Quepasa Corporation

Approved and Agreed:

Altos Hornos de México		Quepasa Corporation

Signed:	/s/ Alonso Ancira Elizondo	Signed:	/s/ John Abbott
Name:	Alonso Ancira Elizondo	Name:	John Abbott
Title:	Chairman of the Board	Title:	CEO
Date:	April 14, 2010	Date:	April 14, 2010

EXHIBIT A
Marketing Program for Altos Hornos de México

●	AHMSA Corporate Site
o	Corporate site beta launch
o	Corporate site serving and hosting
o	Corporate site feature launch (promotional application)
o	Corporate site official launch
o	Corporate site feature launch (social media integration)
o	Corporate site feature launch (interactive widget)
●	Social Media Marketing Campaigns
o	Campaign 1:
▪	Interactive Game Application & Campaign
▪	Prizing and fulfillment
o	Campaign 2:
▪	AHMSA Corporate Art Design DSM Campaign
▪	Prizing and Fulfillment
o	Campaign 3:
▪	Video Submission-Based DSM Promotion
▪	Prizing and Fulfillment

EXHIBIT B
Timeline and Pricing

Milestone	Deadline	Fee ($US)
Up Front Payment	May 1, 2010	1,000,000

AHMSA Corporate Site
Corporate Site Beta Launch	May 1, 2010	100,000.00
Corporate site serving and hosting*	May 1, 2010 - ongoing	tbd
Corporate Site Feature Launch (Promotional Application)	July 15, 2010	100,000.00
Corporate Site Official Launch	September 1, 2010	100,000.00
Corporate Site Feature Launch (social media integration)	November 15, 2010	100,000.00
Corporate Site Feature Launch (Interactive widget)	February 1, 2011	100,000.00
Corporate Site Total		500,000.00

Social Media Marketing Campaigns
Campaign 1
Interactive Game Application & Campaign	July 15, 2010	333,333.33
Prizing and Fulfillment	October 15, 2010	333,333.33
Campaign 2
AHMSA Corporate Art Design DSM Campaign	September 1, 2010	333,333.33
Prizing and Fulfillment	December 1, 2010	333,333.33
Campaign 3
Video Submission-Based DSM Promotion	November 15, 2010	333,333.33
Prizing and Fulfillment	November 15, 2010	333,333.33
Marketing Campaigns Total		2,000,000
Grand Total		3,500,000

*Cost will be passed through

EXHIBIT C
Fee Schedule

Date	Due ($ US)
May 1, 2010	1,100,000.00
July 15, 2010	500,000.00
September 1, 2010	500,000.00
October 15, 2010	333,333.33
November 15, 2010	300,000.00
December 1, 2010	333,333.33
February 1, 2011	100,000.00
February 15, 2011	333,333.33
Total	3,500,000.00